ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART


ITC HOLDINGS CORP.
ITC Project Holdings LLC *
ITC Lake Erie Holdings LLC *
ITC Lake Erie Connector LLC *
METC GP Holdings, Inc.
Michigan Transco Holdings, LLC
Michigan Electric Transmission Company, LLC
ITC Midsouth LLC *
International Transmission Company
ITC Equipment, LLC
ITC Midwest LLC
ITC Grid Development, LLC
ITC Panhandle Transmission, LLC
ITC Great Plains, LLC
ITC Interconnection LLC
ITC Mid-Atlantic Development LLC
ITC South Central Development LLC
ITC Midcontinent Development LLC
ITC New York Development LLC
ITC Green Power Express LLC
Green Power Express LLC *
Green Power Express LP *
New York Transmission Holdings Corp. **
Conjunction LLC **
Empire Connection LLC **

All entities are organized in the State of Michigan, except:

* Entities organized in the State of Delaware

** Entities organized in the State of New York